Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance’s “A” Rating and Stable Outlook Affirmed by Fitch

BIRMINGHAM, AL — PRNewswire — January 26, 2010 — Fitch Ratings today affirmed the “A” (Strong) rating and Stable outlook assigned to ProAssurance. The rating was also applied to The Podiatry Insurance Company of America and PACO Assurance Company, Inc., which became part of ProAssurance in the 2009 transaction that brought The PICA Group into ProAssurance.

Fitch cited ProAssurance’s solid capital position, consistent profitability, financial and operating flexibility, and highly experienced management team in its ratings affirmation. Fitch again noted ProAssurance’s reputation for providing quality service and the company’s expertise in risk management, as well as its strong track record of aggressively defending non-meritorious claims.

ProAssurance’s Chairman and Chief Executive Officer, Stan Starnes said, “Fitch’s affirmation further underscores the long-term financial stability that forms the foundation for everything we do at ProAssurance. The rating is also a testament to our delivery of extraordinary customer service, as promised by Treated Fairly, the touchstone for all that we do and all that we encounter.”

Fitch has assigned an Insurer Financial Strength rating of “A” (Strong) to all insurance subsidiaries of ProAssurance, and assigns the Corporation an Issuer Default Rating of “BBB+.” The outlook for all ratings is “Stable.” More information on our financial strength ratings is available for our website, www.ProAssurance.com. The website for Fitch Ratings is www.FitchRatings.com.

About ProAssurance

ProAssurance Corporation is the nation's fourth largest writer of medical professional liability insurance and is growing its legal professional liability business. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past three years. The ProAssurance Group is rated “A” (Excellent) by A.M. Best and ProAssurance is rated “A” by Fitch Ratings.

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